UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 28, 2010
Date of Report (Date of earliest event reported)

COMMUNITY PARTNERS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Highway 35 South, Middletown, New Jersey		07748
(Address of principal executive offices)		(Zip Code)

(732) 706-9009 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On May 28, 2010, Community Partners Bancorp (“CPB”)and its wholly owned banking subsidiary, Two River Community Bank (“TRCB”), (collectively, the “Company”) entered into an employment agreement with its current President and Chief Executive Officer, William D. Moss (the “Agreement”). The initial term of the Agreement expires on the earlier of: May 31, 2013; or upon the Change in Control of the Company (defined in the Agreement to include an acquisition of the Company or the Bank by an unaffiliated party or the acquisition of 25% or more of the voting securities of the Company).

Mr. Moss’s annual base salary under the Agreement may be no less than $225,000, which may be increased by the compensation committee of the Company’s board of directors.  Mr. Moss is eligible to receive a discretionary annual bonus in an amount determined by the Company’s board, which will be based on performance standards that are consistent with industry standards for similarly situated bank holding companies and community banks.  Additionally, the Company will lease or purchase Mr. Moss an automobile.

In the event that Mr. Moss’s employment is terminated involuntarily without Cause (defined below) or he terminates employment voluntarily for Good Reason (defined below), he will be entitled to a lump-sum cash payment equal to two times the sum of (i) his base salary; and (ii) cash bonuses paid to him in the last full calendar year.  In such an event, Mr. Moss will also be entitled to have the title of the automobile purchased or leased for his use to be transferred to him, free of all liens, encumbrances, claims or leases, for the consideration of $1.00.  Mr. Moss is entitled to continued coverage for a period of 12 months following his termination date under the medical and dental benefit plans and life and disability insurance plans, in which he participates as of the date of his termination, under the same costs, terms and conditions applicable to employees with similar titles. If Mr. Moss’ continued participation under such plans would be prohibited, the Company will provide Mr. Moss with periodic payments, in amount it determines are sufficient, in its reasonable discretion, to defray the cost to Mr. Moss of obtaining materially identical benefits.  If Mr. Moss is terminated for Cause or without Good Reason, he is only entitled for payment for benefits and salary accrued to the date of his termination.

The Agreement defines “Cause” as: (i) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism; (ii) willful and continued failure to perform his duties after at least one written warning from the Company’s board; or (iii) willful misconduct of any type, which causes material injury to either or each of CPB or TRCB.

The Agreement defines “Good Reason” as any material breach of the Agreement or material failure of the Company to tender performance under the Agreement; or any of the following actions taken without the express written consent of Mr. Moss:  (i) the assignment of duties inconsistent with his position or a reduction of the powers or functions associated his position, title, duties, responsibilities, or status, or his removal from his current position; (ii) any transfer to an office outside New Jersey or another location greater than 50 miles from his current location; (iii) a reduction in his annual base salary; or (iv) the Company’s failure to provide, or material reduction of, any benefits under any retirement, life insurance, health, disability, or other benefit plan.

The Agreement contains a covenant not to compete prohibiting Mr. Moss, in the event he is terminated for Cause or resigns without Good Reason, from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which TRCB or any other existing subsidiary of CPB maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, TRCB or any other such subsidiary of CPB for a period of twelve months.  For the twelve months following Mr. Moss’ termination for Cause or resignation without Good Reason, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which Mr. Moss has an interest.

Under the Agreement Mr. Moss was required to acknowledge that payments thereunder may be limited, proscribed, or prohibited by applicable provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recover and Reinvestment Act of 2009 (“ARRA”), or the regulations and administrative authority promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY PARTNERS BANCORP

Dated:	June 4, 2010	By:	/s/ William D. Moss
William D. Moss President & Chief Executive Officer